From: Sierra Pacific Resources	To: PR Newswire, US1
Analyst Contact: Britta Carlson, (702) 367-5624
Media Contact: Karl Walquist, (775) 834-3891
May 1, 2007
Sierra Pacific Resources Reports 2007 First Quarter Earnings
     Las Vegas, Nev. — Sierra Pacific Resources (NYSE: SRP) today reported earnings applicable to common stock of $15.6 million, or 7 cents per share, for the three months ended March 31, 2007, compared with $1.2 million, or 1 cent per share, for the same period in 2006.
     The improvement in earnings was primarily driven by a settlement regarding carrying charges on Nevada Power Company’s 2001 deferred energy rate case, continued customer growth and lower interest expenses.
     Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources, said, “Both of our utilities are benefiting from customer growth and we are continuing to see positive results from our back to basics strategy and organizational efficiencies implemented during the past two years. I’m also pleased to report that we are well positioned to serve our customers’ needs during the upcoming summer cooling season.
     “For the future,” Higgins added, “we are also making excellent progress in diversifying our energy portfolio by adding more efficient generating facilities as well as continuing to acquire power from renewable energy resources. Two new solar projects from which we will be acquiring power include the new 64-megawatt SolarOne facility south of Las Vegas that is scheduled to begin operations this month, and the photovoltaic solar installation now under construction at Nellis Air Force Base scheduled to begin operations by year end. Once both of these projects are on line, Nevada Power’s customers will utilize more solar electricity per capita than any utility in the nation. Plus, these projects will put our utilities well ahead of schedule to meet the state’s solar energy portfolio targets.”
Nevada Power Company First Quarter Results
     Nevada Power Company reported net income of $4.6 million for the first quarter of 2007, compared with a net loss of $3.3 million for the same period in 2006.
     Nevada Power’s quarterly retail electric revenues increased compared to the same quarter a year earlier due to increases in retail rates and customer growth. The number of residential, commercial and industrial customers increased by 3.3%, 4.9% and 6.4%, respectively.
     Interest on long-term debt was $3 million lower than in the first quarter of 2006 primarily due to refinancing activities. Maintenance expense increased for the quarter compared to the same period in 2006 mainly due to higher maintenance costs for the Chuck Lenzie Generating Station and the timing of outages at the Reid Gardner Generating Station.
     Purchased power costs were lower compared to the first quarter of 2006 due to increased reliance on internal power generation.
Sierra Pacific Power Company First Quarter Results
     For the first quarter of 2007, Sierra Pacific Power reported earnings applicable to common stock of $22 million compared with $12.3 million for the same period a year earlier.
     Sierra Pacific Power’s retail electric revenues increased for the first quarter compared with the same period in 2006 primarily due to customer growth and rate increases. The number of residential, commercial and industrial customers increased by 2.2%, 4.1% and 3.4%, respectively, compared with the same quarter in 2006.
     Sierra Pacific Power’s retail natural gas revenues decreased during the first quarter compared with the same period in 2006 because of warmer temperatures and decreases in retail customer rates.
     Maintenance expenses were lower during the first quarter because of planned maintenance at the Tracy Generating Station in the first quarter of 2006 and economic temporary shutdown of two Tracy generating units during the first quarter 2007.
Webcast Scheduled for 7 a.m. PDT Today
     Senior management of Sierra Pacific Resources will review the company’s financial results, regulatory issues and other matters during a conference call and live webcast today, May 1, at 7 a.m. Pacific Daylight Time.
     The webcast will be accessible on the Sierra Pacific Resources web site:
     www.sierrapacificresources.com.
     An archived version of the webcast will remain on the Sierra Pacific Resources’ web site for approximately one month following the live webcast. To listen to a recording of the call by telephone, call (800) 475-6701 and use the conference call ID number, 870729, to access the recording. International callers should dial (320) 365-3844.
     Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada.

     This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Sierra Pacific Resources’ ability to maintain access to the capital markets, Sierra Pacific Resources’ ability to receive dividends from its subsidiaries and the financial performance of Sierra Pacific Resources’ subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, unfavorable rulings in their pending and future rate cases, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, and their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Annual Reports on Form 10-K for the year ended December 31, 2006, filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
     Gross margin is presented by NPC and SPPC in order to provide information by segment that management believes aids the reader in determining how profitable the electric and gas business is at the most fundamental level. Gross margin, which is a “non-GAAP financial measure” as defined in accordance with SEC rules, provides a measure of income available to support the other operating expenses of the business and is utilized by management in its analysis of its business.
     NPC and SPPC believe presenting gross margin allows the reader to assess the impact of regulatory treatment and their overall regulatory environment on a consistent basis. Gross margin, as a percentage of revenue, is primarily impacted by the fluctuations in regulated electric and natural gas supply costs versus the fixed rates collected from customers. While these fluctuating costs impact gross margin as a percentage of revenue, they only impact gross margin amounts if the costs cannot be passed through to customers. Gross margin, which NPC and SPPC calculate as operating revenues less fuel and purchased power costs, provides a measure of income available to support the other operating expenses. Gross margin changes based on such factors as general base rate adjustments (which are required to be filed by statute every two years) and reflect NPC and SPPC’s strategy to increase internal power generation versus purchased power, which generates no gross margin. Reconciliations between GAAP operating revenues and gross margin are provided in tables herein. These non-GAAP measures should not be considered as substitutes for the GAAP measures.
     The companies expect to file their Forms 10-Q for the period ended March 31, 2007, with the Securities and Exchange Commission on or about May 8, 2007, at which time the 10-Q’s will be available without charge through the EDGAR system at the SEC’s website. The Form 10-Q reports will also be posted on Sierra Pacific Resources’ website, www.sierrapacificresources.com.

Financial Highlights
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)
Sierra Pacific Resources

	Three Months Ended
	March 31,
	2007	2006
Operating revenue	$756,431	$707,056
Other operating expenses	$84,747	$90,276
Maintenance	$23,745	$21,930
Depreciation & amortization	$56,233	$57,461

Operating income	$61,930	$59,577

Interest Charges	$69,669	$72,599
Preferred stock dividend requirements	$—	$975

Net Income Applicable to Common Stock	$15,607	$1,242

Amount per share basic and diluted
Net Income Applicable to Common Stock	$0.07	$0.01

Weighted Average Shares of Common Stock Outstanding:
Basic -	221,245,427	200,868,612

Diluted -	221,701,854	201,265,472

Capital Structure	March 31, 2007		March 31, 2006
Current maturities of long-term debt	$8,625	0%	$196,325	3%
Long-term debt	4,147,322	61%	4,122,580	64%
Preferred Stock	—	—	50,000	1%

Total Debt	$4,155,947	61%	$4,368,905	68%
Common Equity	2,642,158	39%	2,061,378	32%

Total Capitalization	$6,798,105	100%	$6,430,283	100%

Nevada Power Company

	Three Months Ended
	March 31,
	2007	2006
Operating revenue	$418,165	$381,275
Other operating expenses	$50,839	$54,133
Maintenance	$17,464	$14,157
Depreciation & amortization	$35,761	$34,237

Operating income	$27,968	$25,663

Allowance for other funds used during construction	$3,098	$5,429
Carrying charge on Lenzie	$10,082	$4,031
Reinstated interest on deferred energy	$11,076	$—
Interest Charges	$43,992	$41,194

Net Income (loss)	$4,582	$(3,296)

Capital Structure	March 31, 2007		March 31, 2006
Current maturities of long-term debt	$6,225	0%	$163,925	4%
Long-term Debt	2,501,650	53%	2,388,210	56%

Total Debt	$2,507,875	54%	$2,552,135	59%
Common Equity	2,176,988	46%	1,741,843	41%

Total Capitalization	$4,684,863	100%	$4,293,978	100%

Sierra Pacific Power

	Three Months Ended
	March 31,
	2007	2006
Operating revenue	$337,999	$325,497
Other operating expenses	$32,848	$34,175
Maintenance	$6,281	$7,773
Depreciation & amortization	$20,472	$23,224

Operating Income	$33,911	$29,991

Allowance for other funds used during construction	$3,469	$703
Interest Charges	$14,783	$18,156
Dividend requirements of preferred stock	$—	$975
Earnings Applicable to Common Stock	$21,968	$12,297

Capital Structure	March 31, 2007		March 31, 2006
Current maturities of long-term debt	$2,400	0%	$32,400	2%
Long-term debt	1,095,180	55%	1,073,197	57%
Preferred Stock	—	—	50,000	3%

Total Debt	$1,097,580	55%	$1,155,597	61%
Common Equity	906,987	45%	731,438	39%

Total Capitalization	$2,004,567	100%	$1,887,035	100%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Gross Margin
(Dollars in Thousands)
(Unaudited)
Nevada Power Company

	Three Months Ended
	March 31,
	2007	2006
Operating Revenue:
Electric	$418,165	$381,275

Energy Costs:
Purchased power	95,594	161,596
Fuel for power generation	164,085	89,822
Deferral of energy costs-net	26,932	3,167

Total Energy Costs	$286,611	$254,585

Gross Margin	$131,554	$126,690

Sierra Pacfic Power Company

	Three Months Ended
	March 31,
	2007	2006
Operating Revenues:
Electric	$252,879	$238,772
Gas	85,120	86,725

Total Revenue	$337,999	$325,497

Energy Costs:
Purchased power	$83,310	$92,148
Fuel for power generation	64,069	53,287
Gas purchased for resale	71,646	67,396
Deferral of energy costs-electric-net	13,861	905
Deferral of energy costs-gas-net	(1,945)	4,731

	$230,941	$218,467

Energy Costs by Segment:
Electric	$161,240	$146,340
Gas	69,701	72,127

	$230,941	$218,467

Gross Margin by Segment:
Electric	$91,639	$92,432
Gas	15,419	14,598

	$107,058	$107,030